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                                                                       EXHIBIT 3

                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13D-1(k)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to the statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning himself or itself contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

                                   WHITECASTLE INVESTMENTS LIMITED

Date: March 19, 2003               By:    /s/ Carey Diamond
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                                   Name:  Carey Diamond
                                   Title: President and Chief Executive Officer


Date: March 19, 2003                 /s/ A. Ephraim Diamond
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                                     A. Ephraim Diamond